                                                              EXHIBIT 10(c)


                        GREIF BROS. CORPORATION
                  DIRECTORS DEFERRED COMPENSATION PLAN



                               Effective
                           September 5, 1996

                           GREIF BROS. CORPORATION
                    DIRECTORS DEFERRED COMPENSATION PLAN
                                (the "Plan")

                                     I
                                  PURPOSE

Greif Bros. Corporation (the "Company") is willing to provide supplemental retirement benefits out of its general assets to members of its Board of Directors (the "Board") as an incentive for those individuals to continue their relationship with the Company and to provide them the opportunity to defer the payment of their Board fees for retirement savings purposes. The Company's goal is to retain and reward its Board members by helping them to accumulate benefits for a comfortable retirement.

                                    II
                                ELIGIBILITY

All members of the Board are eligible to participate in the Plan. If you are eligible to participate in the Plan, you will sign a Deferred Compensation Agreement which details the requirements you must satisfy to be eligible to receive this supplemental retirement benefit from the Company.

                                   III
                    DEFERRED COMPENSATION ACCUMULATIONS

The benefits provided to Directors under their Deferred Compensation Agreements are paid from the Company's general assets. The program is, therefore, considered to be an "unfunded" arrangement as amounts are not set aside or held by the Company in a trust, escrow, or similar account or fiduciary relationship on your behalf. Each participant's rights to benefits under the Plan are equivalent to the rights of any unsecured general creditor of the Company. If the Company makes any investment of funds in conjunction with this Plan, all such investments shall at all times continue to be a part of the Company's general assets for all purposes.
To measure the amount of the Company's obligations to a participant in this program, the Company will maintain a bookkeeping record or account of each participant's "Accumulations". You may elect (within 30 days of when you first become eligible to participate in the Plan for your initial year of participation or, for subsequent years, not later than the December 31 prior to each such year) to defer payment of a portion (minimum of 25%) or all of your director's fees to be earned during the balance of the current or next calendar year, as applicable, as a credit to your Accumulations.

	If you desire, your election can continue in effect from year to year until you change it, but any change will be effective only as of the January 1 of the year following the year you change your election. Your election will apply to your periodic (quarterly) fee for service on the Board, or to fees you earn for attendance at meetings of the Board or of any committee of the Board, or to both, as you elect. These credits to your Accumulations, adjusted for changes in capitalization and dividends, as described below, are known as the "Deferral Value."
Value of Your Accumulations: The amount payable to you when you retire from the Board will be based on the value credited to your Accumulations account. Your Deferral Value will be credited as "Phantom Shares." "Phantom Shares" shall have a value equal to the market value from time to time of the Company's Class A Common Stock, without par value. The number of Phantom Shares credited to your account will be based on the dollar amount of the fees being deferred, divided by the then current per share value of the Company's Class A Common Stock, without par value. For example, if you are deferring $1,000 of fees at a time when the per share value of the Company's Class A Common Stock is $40, your account will be credited with 25 Phantom Shares ($1,000 divided by 40 = 25).
The value of your Accumulations will be based on the value of the Company's Class A Common Stock, without par value, as determined from time to time. If there is a change in the capitalization structure of the Company (e.g., due to a stock dividend, stock split, recapitalization, merger, consolidation, etc.), then a corresponding equitable adjustment will be made in the number of Phantom Shares credited to your account. The Phantom Shares will also have dividend rights comparable to the Company's Class A Common Stock, in the Company's discretion. If any dividends are declared on the Phantom Shares, they will automatically be treated as though they were reinvested in additional Phantom Shares. The Company also reserves the right to adjust the earnings or other amounts credited to your Accumulations and to determine the value of your Accumulations as of any date by adjusting such earnings or fair market value for the Company's tax and other costs of providing this Plan.

Hypothetical dividends and earnings credited to your account will compensate for the postponement of the receipt of the Accumulations and give you the benefit of tax-deferred growth of the accumulating amounts. Under current federal income tax rules, the amounts credited to your Accumulations, including earnings, will not be taxable income to you in the year they are credited to your account. You, or your beneficiaries in the event of your death, will generally be taxable on these amounts and the credited earnings only if and when benefits are actually paid to you.
Thus, this program provides the opportunity to defer income and the payment of income taxes.

                                   IV
                                BENEFITS

A.	Vesting.  All contributions to the Plan will always be 100% "vested".
This means you will always be entitled to receive benefits from your Accumulations.

B.	Payment of Benefits.
1.	Retirement Benefits.  You will be eligible to receive retirement benefits under the plan upon your retirement from the Board after attaining age 65. Retirement benefits will generally be paid in cash either in a single lump sum or as a monthly benefit payable for 120 months. The amount of monthly benefit payments will equal the amount necessary to amortize your total Accumulations over the 120 month period. The amount payable each month will be based alternatively on an approximately equal amortization based on an assumed interest rate declared by the Company from time to time during the period of distribution, or based on the actual investment results of a like sum invested by the Company. If the Company elects to invest funds equal to your Accumulations, the funds shall remain an asset solely of the Company for all purposes. In this event, monthly installments payable during a calendar year shall be based on the fair market value of the Company's investments as of the preceding December 31, divided by the number of monthly installments remaining to be paid. You must give the Company at least 30 days advance written notice of your intention to retire and receive retirement benefits. Actual benefit payments will begin no later than the first day of the second month following your satisfaction of all requirements for payment.

2. Disability Benefits. If you become totally disabled before satisfying the requirements for retirement benefits, you will be eligible to receive payment of the amounts credited to your Accumulations in a single lump sum or as a monthly benefit payable for 120 months. The amount of any monthly benefits will be determined in the same manner as retirement benefits. For this purpose, "total disability" means a physical or mental condition which totally and presumably permanently prevents you from engaging in your usual occupation or any occupation for which you are qualified by reason of training, education, or experience. It is up to the Company to determine whether you qualify as being totally disabled and the Company may require you to submit to periodic medical examinations to confirm that you are, and continue to be, totally disabled. If your disability ends, your disability benefit payments will stop. However, you could continue to qualify for benefits under another provision of the Plan.

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                                                    EXHIBIT 10(c) (continued)

3.	Death Benefits.  In the event of your death while receiving
benefit payments under the Plan, the Company will pay the beneficiary or beneficiaries designated by you any remaining payments due under the terms of your Deferred Compensation Agreement, using the same method of distribution in effect to you at the date of your death. In the event of death prior to beginning to receive benefits under the Deferred Compensation Agreement, the Company will pay benefits to your beneficiary or beneficiaries, beginning as soon as practicable after your death. In this case, benefits will be paid in a single lump sum or as a monthly benefit payable for 120 months computed in the same manner as retirement benefits. The Company will provide you with the form for designating your beneficiary or beneficiaries. If you fail to make a beneficiary designation, or if your designated beneficiary predeceases you or cannot be located, any death benefits will be paid to your estate.

4.	Other Termination of Board Membership.  If your membership on the
Board terminates for any reason other than retirement, death, or total disability, then your Accumulations will be paid to you in a single lump sum or as a monthly benefit payable for 120 months computed in the same manner as retirement benefits, beginning as soon as administratively practicable after your term of office ends.

5. Payment Alternatives. Whether your benefits are payable as single lump sum or in installments for 120 months will be determined by an election you make when you first are eligible for this plan. Once made, your election of a payment method may not be changed. However, at the Company's election, or upon your request and the Company's consent, benefits may be paid over a shorter or longer period of time than you elected. However, no request by you or your beneficiaries for a different payment method will be binding on the Company, and any accelerated or deferred payment of benefits shall be made only in the sole discretion of the Company. In addition, the Company may alter the payment method in effect from time to time in its discretion. If the payment method is altered, the amount you or your beneficiaries will receive will be computed under one of the alternative methods for determining payment amounts provided for under the normal installment payment form of distribution for your Accumulations, determined by the Company in its discretion.

                                                    EXHIBIT 10(c) (concluded)

6.	Insider Trading Rules.  The federal securities laws now treat
"derivative" securities, such as the Phantom Shares, as subject to the restrictions on "insider trading." To qualify for an exemption from the insider trading rules, Phantom Shares must be held for at least 6 months. Therefore, distribution to you of amounts deferred within 6 months of your retirement or other termination from the Board will be delayed until 6 months after the date of deferral. This special rule will not delay the payment of amounts deferred more than 6 months before your retirement or other termination.


                                    V
                         MISCELLANEOUS PROVISIONS

A.	No Right to Company Assets.  As explained previously, this Directors
Deferred Compensation Plan is an unfunded arrangement and the agreement you will enter into with the Company does not create a trust of any kind or a fiduciary relationship between the Company and you, your designated beneficiaries or any other person. To the extent you, your designated beneficiaries, or any other person acquires a right to receive payments from the Company under the Directors Deferred
Compensation Agreement that right is no greater than the right of any unsecured general creditor of the Company.

B.	Modification or Revocation.  Your Directors Deferred Compensation
Agreement will continue in effect until revoked, terminated, or all benefits are paid. However, the Deferred Compensation Agreement and this Plan may be amended or revoked at any time, in whole or in part, by the Company in its sole discretion. Unless you agree otherwise, you will still be entitled to the benefit, if any, that you have earned through the date of any amendment or revocation. Such benefits will be payable at the times and in the amounts provided for in the Deferred Compensation Agreement, or the Company may elect to accelerate distribution and pay all amounts due immediately.

C.	Rights Preserved.  Nothing in the Deferred Compensation Agreement or
this Plan gives any director the right to continue to hold such office. The relationship between you and the Company shall continue to be determined by the applicable provisions of the Articles of Incorporation and Code of Regulations of the Company and by applicable law.

D.	Controlling Documents.  This is merely a summary of the key provisions of the Deferred Compensation Agreement currently in use by the Company. In the event of any conflict between the provisions of this Plan and the Deferred Compensation Agreement, the agreement shall in all cases control.